                                                                EXHIBIT 22(p)(4)

                              FRANK RUSSELL COMPANY

                               U.S. CODE OF ETHICS

                                    JULY 2004

                                TABLE OF CONTENTS

TAB 1 - INTRODUCTION                                                                                           1

I.    OVERVIEW                                                                                                 1

II.   PURPOSE                                                                                                  2

III.  APPLICABILITY                                                                                            2

TAB 2 - ETHICAL STANDARDS                                                                                      3

I.    INTRODUCTION                                                                                             3

II.   STATEMENT OF PURPOSE AND VALUE                                                                           3

III   CONFLICTS OF INTEREST                                                                                    3

IV.   REPORTING OF CODE OF ETHICS VIOLATIONS                                                                   3

V.    ETHICS HOTLINE                                                                                           4

VI.   DISPUTE RESOLUTION                                                                                       4

TAB 3 - PRIVACY AND CONFIDENTIALITY OF NONPUBLIC INFORMATION                                                   5

I.    OBLIGATION TO PROTECT AND TO MAINTAIN THE CONFIDENTIALITY OF NONPUBLIC INFORMATION                       5

II.   NONPUBLIC INFORMATION                                                                                    5

III.  PUBLIC STATEMENTS BY ASSOCIATES OF RUSSELL                                                               7

TAB 4 - INSIDER TRADING AND OTHER RESTRICTED TRADING PRACTICES                                                 9

I.    OVERVIEW                                                                                                 9

II.   POLICY STATEMENT                                                                                        10

III.  WATCH LISTS                                                                                             11

IV.   CREATION AND MAINTENANCE OF THE WATCH LIST                                                              11

V.    PENALTIES                                                                                               13

TAB 5 - PERSONAL SECURITIES ACCOUNTS AND TRANSACTION REPORTING                                                14

I.    REPORTING OF PERSONAL SECURITIES ACCOUNTS AND SECURITIES HELD DIRECTLY                                  14

II.   REPORTING OF PRIVATE SECURITIES TRANSACTIONS                                                            15

III.  TRADING OF AFFILIATED MUTUAL FUNDS                                                                      16

IV.   APPROVAL OF SECURITIES TRANSACTIONS FOR ACCESS PERSONS                                                  16

V.    RESTRICTIONS AND EXCEPTIONS UNDER PSA AND TRANSACTION REPORTING REQUIREMENTS                            17

TAB 6 - OUTSIDE BUSINESS AFFILIATIONS, EMPLOYMENT, AND COMPENSATION                                           19

I.    GENERAL POLICY                                                                                          19

II.   SERVICE AS A DIRECTOR                                                                                   19

III.  SERVICE ON THE BOARD OF CHARITABLE ORGANIZATIONS                                                        19

TAB 7 - GIFTS & ENTERTAINMENT                                                                                 21

I.    GENERAL POLICY                                                                                          21

II.   PERSONS NOT ASSOCIATED WITH A NASD MEMBER FIRM                                                          21

III.  PERSONS ASSOCIATED WITH A NASD MEMBER FIRM                                                              23

IV.   ALL RUSSELL ASSOCIATES                                                                                  23

V.    GIFT REPORTING PROCEDURES                                                                               24

VI.   HONORARIA                                                                                               24

TAB 8 - INTERNATIONAL BUSINESS ACTIVITIES POLICY  (FOREIGN CORRUPT PRACTICES ACT GUIDELINES)                  26

TAB 9 - ANTI-MONEY LAUNDERING POLICY                                                                          27

TAB 10 - MANAGING POTENTIAL CONFLICTS OF INTEREST                                                             28

I.    OVERVIEW                                                                                                28

II.   ALIGNMENT OF CLIENT INTERESTS                                                                           28

III.  POTENTIAL FOR CONFLICTS                                                                                 28

IV.   GENERAL PROCEDURES FOR MANAGING POTENTIAL CONFLICTS OF INTEREST                                         28

V.    SPECIFIC POLICIES FOR MANAGING POTENTIAL CONFLICTS OF INTEREST                                          29

VI.   PROCEDURES                                                                                              29

VII.  RUSSELL CLIENT RESPONSIBILITIES                                                                         30

VIII. ADDITIONAL INFORMATION                                                                                  30

TAB 11 - USE OF COMPUTER RESOURCES AND INFORMATION ASSETS                                                     31

I.    OVERALL CORPORATE POLICY                                                                                31

II.   SPECIFIC STANDARDS                                                                                      31

TAB 12 - SANCTIONS                                                                                            32

TAB 13 - GLOSSARY                                                                                             33

TAB 14 - FORMS                                                                                                37

                              TAB 1 - INTRODUCTION

I.     OVERVIEW

The Frank Russell Group of Companies ("RUSSELL" OR THE COMPANY)* is one of the world's leading investment management and consulting firms. In that regard, Russell provides a full range of financial services designed to meet all levels of investment needs. The overall mission of Russell is to improve the financial security of institutions and individuals.

This mission and the business activities supporting Russell are carried out in one of the most heavily regulated industries in the world - the securities industry. Regulatory agencies overseeing this industry impose strict standards of conduct with regard to the fiduciary responsibilities of persons and business entities advising clients with regard to, and/or affecting transactions in securities. Regulatory requirements regarding the implementation of codes of ethics and the monitoring of personal securities transactions give rise to the need for the Frank Russell Company U.S. CODE OF ETHICS (the "Code"). It is, therefore, of the utmost importance that all ASSOCIATES read, understand, and act in accordance with the requirements and strictures of the Code. FOR THE CONVENIENCE OF ASSOCIATES THIS U.S. CODE OF ETHICS CAN BE ACCESSED ON THE RUSSELL INTRANET SITE (INSITE) UNDER "TAKE ME TO..." OR "AT YOUR SERVICE." THE SITE INCLUDES A "FORMS" BUTTON THAT WILL ALLOW ACCESS TO THE VARIOUS REPORTING FORMS REFERENCED IN THE CODE.

The Code, adopted by Frank Russell Company and its U.S. companies, has been developed to be consistent with United States regulation and best practices in the United States.

Each non-U.S. office of Russell has developed a Code, or equivalent documents, consistent with that which has been adopted by the Company's headquarters in Tacoma, but which has been modified as necessary to adhere to local laws, regulations and best practices in operation in each jurisdiction. Associates employed in non-U.S. offices of Russell are fully subject to the requirements set forth in that location's local Code of Ethics, or equivalent policies or procedures.

For the purposes of this Code, the following terms are defined as:

ASSOCIATE: All Associates of Russell's companies located in the United States.

GLOBAL ASSOCIATES: All Associates of Russell located in its offices and subsidiaries world-wide.

CORPORATE COMPLIANCE DEPARTMENT: Compliance Associates located within the Corporate Legal Department located in Tacoma, Washington, U.S.A.

COMPLIANCE DEPARTMENT: Compliance Associates located within the Corporate Legal Department as well as within individual business units of Russell's U.S. companies.

GLOBAL COMPLIANCE DEPARTMENT: Russell's collective world-wide compliance staff, including the Compliance Department located at the corporate headquarters in Tacoma, Washington, U.S.A. and compliance Associates located in Russell's non-U.S. offices (currently London, England; Sydney, Australia; Tokyo, Japan; and Toronto, Canada.)

CORPORATE LEGAL DEPARTMENT: All Associates in the Legal, Corporate Compliance, Internal Audit and Record Management Departments located at the corporate headquarters in Tacoma, Washington, U.S.A.

----------
* Substantive terms appearing in BOLD print are defined in TAB 13 - GLOSSARY of this U.S. Code of Ethics

II.    PURPOSE

The purpose of the Code is to describe and implement Russell's policies and procedures in the U.S. concerning:

     - The maintenance of confidential client and internal Russell corporate information;

     -   The prohibitions against engaging in insider trading by ASSOCIATES;

     - The reporting of transactions in securities and other subject events and occurrences; and

     -   The managing of potential conflicts of interest that may arise.

III.   APPLICABILITY

     The information contained in the Code applies to all Associates of Frank Russell Company's U.S. companies, including those seconded to Russell's U.S. companies from other Russell offices, for a period lasting more than three (3) months.

     NEW ASSOCIATES: At the time of hire, new Associates will be provided with the then current copy of the Code. It is a condition of employment with Russell that all Associates acknowledge that s/he has read the Code, understands its provisions, and agrees to abide by its requirements. An executed Acknowledgment form and all applicable reporting forms are to be returned to the CORPORATE COMPLIANCE DEPARTMENT by the new Associate's start date.

     ALL ASSOCIATES: Every year, the Corporate Compliance Department located at the corporate headquarters in Tacoma, Washington, U.S.A. distributes to all Associates a current Code that incorporates all amendments or replacements. Each Associate is required annually to acknowledge that s/he has read the Code, understands its provisions, and agrees to abide by its requirements.

     The Code is intended for the exclusive use of Associates in connection with their job-related duties. It should not be read by, or shown or provided to, anyone outside of Russell without the permission of the Corporate Compliance Department.

     Violation of any of the policies described in the Code may lead to disciplinary action, including termination of employment (see TAB 12 - SANCTIONS).

     Any questions you may have about the Code can be directed to the Corporate Compliance Department at 253-573-4860.

                            TAB 2 - ETHICAL STANDARDS

I.     INTRODUCTION

Russell is recognized for adhering to the highest standards of ethics in its business dealings. The reputation of Russell is both highly valued and valuable, and the maintenance of this reputation is critical to Russell's continued success. All Russell Associates globally have the personal obligation to protect Russell's reputation by conducting business according to the highest ethical, moral and legal standards.

II.    STATEMENT OF PURPOSE AND VALUE

The cornerstones of Russell's commitment to business ethics are its insistence on non-negotiable integrity and the notion that Associates are the most important element in our continued success. Associate understanding and support of our values are the keys to accomplishing the purpose set forth in our Statement of Purpose: "IMPROVING FINANCIAL SECURITY FOR PEOPLE".

These values are embodied in Russell's value statement:

- We value integrity, in an environment of mutual trust and respect, including fairness, teamwork, tolerance, family and community, in our process of providing added value to our clients.

- We value our Associates, families, and clients, who are critical to our success. We especially appreciate our Associates' commitment to Russell, and in return seek to provide opportunities for them to develop.

- We require honest profitability for continued success, and we reward our Associates accordingly. We seek to exceed client expectations. We aspire to a higher set of values than required by law.

III.   CONFLICTS OF INTEREST

Potential conflicts of interest may arise within and among Russell business units as the Company operates in multiple lines of business and may, from time-to-time, provide a wide variety of products and services to its clients. Only by maintaining the highest standards of business ethics can Russell sustain the trust and confidence of its clients. When possible, all Russell GLOBAL ASSOCIATES must avoid any situation in which their personal interests conflict with the interests of Russell or its clients. If an ASSOCIATE knows a conflict of interest exists or could arise, he or she must report such conflict or potential conflict to their manager and/or the Compliance Department.

For additional information concerning Russell's policy concerning conflicts of interest, Associates should read Tab 10 of the Code.

IV.    REPORTING OF CODE OF ETHICS VIOLATIONS

Russell Global Associates are required to report all violations of their local Codes of Ethics to their local CORPORATE COMPLIANCE DEPARTMENT as soon as practicable after discovering the violation. If desired, Associates may also, or as an alternative, report such matters to the Ethics Hotline, as documented below.

V.     ETHICS HOTLINE

To support its commitment to integrity, Russell has implemented a confidential Ethics Hotline for ASSOCIATES to report auditing matters, suspected instances of unethical or illegal conduct or violations of Russell policy on the part of another Associate, contractor or vendor. The Hotline is available 24 hours a day, every day (including holidays) by calling 1-800-93-ALERT.

The Hotline is answered by an outside agency, which relays complaints to the Ethics Officer in Russell's CORPORATE LEGAL DEPARTMENT for further action. Russell's Corporate Legal Department refers all complaints to an appropriate senior manager, who ensures that all reports are investigated and, if required, that necessary corrective action is taken.

Calls may be made on an anonymous basis, if desired. Each caller is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. No Associate's reputation will be put at risk solely by raising concerns. Retaliation against an Associate who uses the Hotline to raise concerns or who participates in the investigation of a complaint is strictly prohibited, is a serious violation of Company policy and may result in the termination of employment for "cause."

Questions regarding the Ethics Hotline can be directed to Russell's Ethics Officer, Greg Lyons, at 253-596-2406 or glyons@russell.com.

VI.    DISPUTE RESOLUTION

In addition to the Hotline, Russell provides a confidential means for Associates to bring grievances to the attention of management through its formal and informal dispute resolution processes.

The informal dispute resolution process may be used for a situation or problem that causes an Associate dissatisfaction with her or his general working environment. The Associate should discuss the situation or problem with her or his immediate supervisor. If a resolution is not achieved during this discussion, the Associate should then discuss the matter with the department manager and, if needed, the division manager. The Human Resources Director or other specialists in the Human Resources Department, as appropriate, and/or the Associate's division manager, will work with the Associate to help resolve the matter to the satisfaction of all parties involved.

The formal dispute resolution process may be used when a problem or situation is serious in nature. The Associate should present a written statement of the problem or concern to her or his immediate supervisor. The supervisor will work with the Associate to resolve the situation. If the problem is not resolved to the satisfaction of the Associate, a written complaint should be sent to the department manager and division manager. The complaint should include a request for a meeting to discuss the problem or situation that is the subject of the complaint. This request should receive a response in writing within five working days, and a meeting with the Associate should be scheduled at the earliest possible date. If this meeting does not produce a satisfactory solution, the Associate should forward the written complaint to the Human Resources Director who will investigate the complaint to determine a fair and equitable solution within five working days. The solution will be presented in writing to the Associate in a formal meeting with the division manager and the Human Resources Director.

          TAB 3 - PRIVACY AND CONFIDENTIALITY OF NONPUBLIC INFORMATION

I. OBLIGATION TO PROTECT AND TO MAINTAIN THE CONFIDENTIALITY OF NONPUBLIC INFORMATION

Russell's GLOBAL ASSOCIATES have an obligation to protect the privacy, and to maintain the confidentiality, of all information relating to individuals, clients and other internal Russell corporate information ("Nonpublic Information"). This obligation arises largely from the following sources:

     -   Sound business practice;

     -   Duty as agent for the client;

     - Privacy regulations issued under the Gramm-Leach-Bliley Act (including, Regulation S-P and the regulations enacted by the various banking regulatory agencies);

     - Specific confidentiality agreements into which Russell may enter from time to time; and

     -   Specific agreements executed between ASSOCIATES and Russell.

In addition, all Global Associates have an obligation to comply with applicable laws prohibiting the use of MATERIAL, NONPUBLIC INFORMATION, however obtained, in connection with INSIDER TRADING activity. Insider trading prohibitions are discussed in detail in TAB 4 - INSIDER TRADING AND OTHER RESTRICTED TRADING PRACTICES.

II.    NONPUBLIC INFORMATION

All Russell Associates must treat Nonpublic Information as confidential unless it is clearly in the public domain. Nonpublic Information must be kept confidential until an appropriate supervisor has determined that disclosure is permissible. Questions concerning whether disclosure is permissible should be referred to the CORPORATE LEGAL DEPARTMENT.

     1.  SOUND BUSINESS PRACTICE

     Sound business practice dictates that all Nonpublic Information be kept confidential. In order for Russell to serve its clients effectively, it must have access to sensitive information that the client often does not wish disclosed to the public. The failure to keep such information confidential may cause clients to withhold such information, making it more difficult to serve their needs.

     Clients have the right to expect from Russell, at a minimum, the same level of professional conduct maintained by other organizations in the financial services industry. The failure to adhere to industry standards could cause existing and potential clients to doubt the competence and integrity of Russell.

     2.  DUTY AS AGENT

     Russell has the obligation, under general principles of agency law, to maintain the confidences of its clients. Russell, while acting as agent for its clients, must conduct its business activities in such a manner as to avoid adversely affecting clients' interests. All entities within Russell (and, by extension, each of their ASSOCIATES) must at all times behave as would an ordinarily prudent person in similar circumstances while acting on behalf of clients. If the unwarranted disclosure of confidential information concerning any client results in demonstrable financial harm to that client, Russell may be liable for some or all of the resulting damage.

     3.  PRIVACY REGULATIONS

     Privacy regulations, issued by the various agencies with regulatory authority over Russell, govern the security, storage and handling of Nonpublic Information relating to individuals. Disclosure of Nonpublic Information about individuals, other than as is required to service the accounts of such individuals, is prohibited under this policy. Russell's U.S. entities are required to send annual notices to all of its individual customers under the privacy regulations and has informed each individual customer that, other than as is required to service the account of such customer, no Nonpublic Information about the customer will be disclosed to parties outside Russell.

     The privacy regulations also impose strict security requirements relating to Nonpublic Information, and as required elsewhere in the Code of Ethics, Associates must adhere to the "need to know" principle when determining whether access to certain types of Nonpublic Information is appropriate. Nonpublic Information may be present in electronic media, such as databases, e-mails, contacts lists or in other applications stored on Russell's network servers; paper files; and in off-site storage facilities. Each business unit follows procedures designed to ensure compliance with the privacy regulations, and Associates must be mindful of such procedures. Restrictions on an Associate's access to Nonpublic Information, in any form, must be strictly adhered to. In addition, each Associate is responsible for following the procedures designed to ensure the security of any Nonpublic Information downloaded to his or her desktop or personal computer, printed, stored in a personal database or otherwise possessed by such Associate. Specific security procedures are detailed in the Frank Russell Company Information Systems Security Policy and Standards, which is available on Russell's INSITE. Questions concerning the security procedures or Russell's U.S. privacy policy and its application to any Associate should be directed to the U.S. Privacy Officer, Art Hill, at 253-596-3170 or ahill@russell.com.

     4.  CONFIDENTIALITY AGREEMENTS

     From time to time, Russell and/or its GLOBAL ASSOCIATES are asked to enter into specific agreements with clients and others requiring that information be kept confidential. These agreements impose a duty on Russell and its Associates that is independent of those duties imposed by law. The terms of these agreements usually require that Russell hold to standards of confidentiality that exceed those that are imposed by law.

     5.  NONDISCLOSURE AGREEMENTS

     It is Russell's policy to have its ASSOCIATES sign a Nondisclosure Agreement at the time of hire. It is a condition of employment that this agreement be executed and placed in the Associate's permanent file. By signing this document, the Associate agrees that s/he will not disclose to anyone outside Russell, for any purposes other than the prosecution of work-related duties, any confidential or proprietary Russell information. Further, the Associate agrees to not disclose any such confidential or proprietary information to anyone INSIDE Russell except on a "NEED TO KNOW" basis. If questions arise as to what constitutes confidential or proprietary information, or to whom, if anyone, inside or outside of Russell such information may be disclosed, the Associate should consult with Russell's CORPORATE LEGAL DEPARTMENT.

III.   PUBLIC STATEMENTS BY ASSOCIATES OF RUSSELL

From time to time Associates are asked to comment publicly on matters pertaining to the investment industry, financial market activity, and other issues involving both factual, opinion and policy matters. This activity is a vital part of Russell's program of increasing its public visibility by providing timely and thoughtful commentary on matters of interest to the many communities we serve. Russell's U.S. Code of Ethics and the Employee Nondisclosure Agreement signed by each Associate restrict the disclosure of "confidential information." Because of the increasing visibility Russell enjoys in the marketplace, it is important that Russell provide a clear policy statement designed to give further guidance to our Associates, particularly those who are communicating regularly with persons outside the Company.

The purpose of this policy statement is to make clear to all Associates that in the following situations, comments to the public, including comments to clients, customers, suppliers, friends and family (including spouse, significant other, children, and parents) are inappropriate.

Under no circumstances may an Associate discuss with persons outside Russell any proprietary information concerning Russell's business strategies, its product design or development plans, its product distribution plans, and the identity and nature of its arrangements with potential business partners. The premature announcement of such matters could have a devastating impact on Russell's planned business strategies and may well violate the terms of confidentiality agreements Russell has with other organizations. Furthermore, such improper disclosure could result in illegal "INSIDER TRADING" if the parties with whom Russell is dealing are publicly held institutions (which is often the case) and the information is deemed material (which is quite possible). Also, as a general rule, the dissemination of such information internally within Russell should be restricted only to those who have a "NEED TO KNOW" in order to facilitate a particular strategic project.

All inquiries received from anyone outside Russell concerning Russell's strategic plans should be rejected as inappropriate for comment. If the person seeking such information is persistent, they should be referred either to Russell's General Counsel or the Manager of Public Relations. The proper response by Associates in all cases will be the following:

         "It is Russell's policy not to discuss its strategic plans with the public."

If an Associate is asked to comment on a rumor concerning Russell, the response in all cases will be the following:

         "We do not respond to or comment on unsubstantiated rumors or speculation, whether involving Russell or other parties."

ASSOCIATES are not to make statements about the details of money manager termination decisions. Any comment regarding the termination of a money manager may be construed as showing the manager in a negative light, which could lead to embarrassment of the firm, or possible legal action. If asked to comment on a money manager termination, the response should be:

         "As a matter of company policy, we do not comment on manager terminations."

Violations of this Policy will be considered a serious breach of an Associate's obligations to Russell and will result in disciplinary action, including the possibility of termination of employment for "cause." (See TAB 12 - SANCTIONS)

The statements set forth in this Policy are in furtherance of and not a substitution for the provisions set forth in any Employee Nondisclosure Agreement between an Associate and Russell.

In those cases where there may appear to be a conflict between this policy and a fiduciary, contractual or other obligation to a particular Russell client, AssociateS should contact an attorney in the CORPORATE LEGAL DEPARTMENT directly before speaking with the client.

         TAB 4 - INSIDER TRADING AND OTHER RESTRICTED TRADING PRACTICES

I.     OVERVIEW

ASSOCIATES have a duty to maintain the confidentiality of client information and information regarding firm-related activities that may involve issuers of publicly-traded securities. In addition, Associates working with, or who may come into contact with, material, non-public information in connection with a specific client engagement of Russell, or other significant corporate undertaking of Russell may have inside information and therefore owe a special duty to maintain the confidentiality of such information. Applicable securities laws make it illegal to trade in or to tip others regarding securities while in possession of material, NON-PUBLIC INFORMATION regarding those securities or their issuer. Some EXAMPLES which illustrate when an Associate may receive inside information are as follows:

1. An Associate may receive inside information as a result of working with a client. For example, the Associate may learn that a client's pension plan is underfunded because of market declines. The client is a public issuer. The client indicates it is planning to contribute a large sum to the plan, which will have a negative impact on the client's earnings. At this point, the Associate has inside information regarding the public issuer and should not trade in this public issuer's securities.

2. An Associate is asked to prepare materials for employees of a firm that one of Russell's clients is in the process of acquiring. During the preparation of these materials, the client tells the Russell Associate the name of the company being acquired, which is a publicly traded firm. At this point the Associate has inside information regarding a public issuer and should not trade in this public issuer's securities.

3. Russell may be considering a significant transaction with a company which could affect the other company's stock price. All Associates involved in the transaction have inside information regarding that company and should not trade in that public issuer's securities.

4. Russell may be hiring or terminating the use of a publicly-traded money manager to which Russell's business is significant, and as a result thei stock price of the manager could be affected. All Associates involved in the hiring or termination decision have inside information regarding that money manager and should not trade in that public issuer's securities.

5. Russell Associates may come into possession of information related to "rule changes" or "rule interpretations" regarding the design and construction of the Russell Indexes, including criteria for eligibility or availability for inclusion in the Russell Indexes. Associates may also come into possession of information regarding the specific securities under consideration for addition to, removal from or adjustement within one of the Russell Indexes. Any Associate possessing such information should not trade in the securities of ANY of the constitutent companies in the relevant Russell Index.

If you think you have inside information you should consult with the CORPORATE COMPLIANCE DEPARTMENT.

In order to permit Russell to continue its normal business activities while in possession of material, non-public information, Russell has established strict procedures ("Firewalls") to prevent the flow of such information to any business units and/or Associates except those with a legitimate need to know such information.

II.    POLICY STATEMENT

Insider trading is illegal and is strictly prohibited. If there are any questions after reviewing this policy statement, you should consult the CORPORATE COMPLIANCE DEPARTMENT.

ASSOCIATES in possession of material, non-public information are considered insiders and must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is a fundamental policy of Russell that:

     - Associates, while in possession of material, non-public information concerning any company, may not purchase or sell, or recommend or direct the purchase or sale, of any security of such company for the following accounts:

         a)   entities within Russell;

         b)   clients of Russell;

         c) accounts in which he or she has a direct or indirect Beneficial Ownership Interest; and

         d) accounts over which the Associate has discretionary authority or a power of attorney.

     - Associates may not purchase or sell a security if the Associate knows or could reasonably ascertain that the purchase or sale:

         a) would be detrimental, or potentially detrimental, to any member of Russell or to any client of Russell;

         b) is designed to benefit the Associate by taking advantage of the market effect of purchases and sales of securities by Russell or any client of Russell; (I.E. "front running") or

         c) competes with transactions of Russell or their respective clients.

     - Associates may not disclose material, non-public information concerning any company to any person outside Russell, except for disclosures that:

         a)   have been authorized by Russell;

         b)   are necessary for the performance of Russell services; and

         c)   have been authorized by the Corporate Compliance Department

         An Associate who communicates material, non-public information to another who trades on such information may be subject to sanctions as set forth in this section under "Penalties" and/or in Sanctions (Tab
         12), as though the Associate had directly bought or sold the securities himself or herself.

     - Any Associate who, in the course of his or her employment, obtains material, non-public information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for her or his personal account on the basis of the disclosed facts.

     - ASSOCIATES may not execute a personal securities transaction on a day during which the Associate believes that Russell, any of Russell's mutual funds or a Russell client has a pending buy or sell order in place in that same security until that order is executed or withdrawn.

III.   WATCH LISTS

In order to ensure that the Firewall policies and procedures are effective and have not been violated, Russell has established a "Watch List" procedure which will allow for Russell to monitor trading in securities of companies about which Russell or its Associates are in possession of material, non-public information

In order to ensure that the identities of companies appearing on the Watch List remain confidential, distribution of the list is limited and carefully controlled. The Compliance Department distributes the Watch List via encrypted software to designated persons within the GLOBAL COMPLIANCE DEPARTMENT.

The Associates whose trading activities are restricted are those who are recipients of, contributors to, or otherwise responsible for, maintaining the Watch List as well as those who are "over the wall" and have received confidential non-public information with respect to a company appearing on the Watch List. These Associates may not, either directly or indirectly, purchase, sell, recommend or discuss securities of any company appearing on the Watch List, nor may they pass on to anyone else the fact that any particular company is on the Watch List or any information they have received concerning any company on the Watch List.

Because of these procedures, and the fact that the Watch List is confidential, most Associates are able to conduct their normal investment activities even if those activities involve securities of a company appearing on the Watch List. However, any transaction by an Associate in a security on the Watch List may be subject to further inquiry.

IV.    CREATION AND MAINTENANCE OF THE WATCH LIST

If Russell is involved in a potential business transaction, other business relationship or some other company-related activity (E.G., the deliberations of certain oversight or working committees internal to the organization) that involves inside information, then the following procedures should be followed:

1. The Project Head, Department Manager, or appropriate committee member is responsible for notifying the Global Compliance Department that a company is to be placed on the Watch List. (Such individuals in non-US locations will report such information to their local compliance department.) Information to be provided will include:

         a) the name of the issuer(s) involved in the engagement or proposed transaction and any code names assigned;

         b) the name of any contra-party(ies) to the engagement or proposed transaction;

         c) the date of the assignment or date upon which monitoring of securities transactions should begin;

         d)   the nature of the engagement or proposed transaction; and

         e) the names of all ASSOCIATES outside the direct business unit or not a part of the project team or committee membership who have knowledge of the information.

2. In addition to the responsibility for initial reporting to the GLOBAL COMPLIANCE DEPARTMENT the identity a company to be placed on the Watch List, the Project Head is also responsible for:

         a) maintaining confidentiality of information received in connection with an engagement or proposed transaction;

         b) ensuring that any changes or additional information relating to the engagement or proposed transaction that are germane to this Watch List procedure are communicated to the Global Compliance Department;

         c) approving any additional Associates that are brought "over the wall" on an engagement or proposed transaction, particularly those Associates from other business units of Russell, and notifying the Global Compliance Department of such additions; and

         d) notifying the Corporate Compliance Department of any instances in which confidential information may have been inadvertently passed to someone outside the scope of the engagement or proposed transaction.

3. The Global Compliance Department is responsible for maintaining the Watch List and reviewing and monitoring the trading by Associates of securities of companies on the Watch List. As soon as practicable, the Global Compliance Department will review duplicate confirmations of transactions for all PERSONAL SECURITIES ACCOUNTS of Associates. Any transactions noted in securities on the Watch List will be subject to further inquiry as deemed appropriate.

4. It is the responsibility of the Project Head or other appropriate person as described above to contact the Global Compliance Department regarding a decision to delete a company or issuer from the Watch List. A determination will be made by the Global Compliance Department whether the company should be deleted from the Watch List or whether any follow-on procedures or monitorings should be conducted. Although a public announcement of a "deal" may have been made, the closing of the transaction likely will not occur for some period of time thereafter. Likewise, a period of time may elapse between the undertaking of considerations to remove a secuirty from the Watch List and the final public announcement of the results of the index reconstitution process. Given that material, non-public information could still develop during such periods of time it may be prudent to continue Watch List monitoring for an appropriate period of time after the inside information becomes publicly known.

5. It will also be the responsibility of the Project Head or other appropriate person as described above to, the inform the Global Compliance Department when an Associate ceases to be "over the wall" with regard to a given engagement, project, committee action or other significant corporate undertaking.

6. Information concerning the billing or payment of client fees and expenses may "tip" Associates as to the existence of an engagement or proposed transaction. To preserve the confidentiality of such informationProject Head will, with the assistance of the Director of Finance and Administration, select a limited number of accounting personnel to handle all accounting work on the engagement or proposed transaction. Code names will be utilized for all communications with assigned accounting personnel. The Project Head will promptly notify assigned accounting personnel of any new or changed information that is relevant to the engagement or proposed transaction.

7. Confidential information relating to an engagement or proposed transaction should be provided with an appropriate level of security in order to preserve that confidentiality. Code names should be assigned whenever possible and utilized in communications. Hardcopy files should be maintained in locking file cabinets; electronic files should be encrypted and maintained in special system libraries. In all cases, access should be limited to only those ASSOCIATES actively participating on the Project Team. Transmission of hardcopy information internally should be made using "Confidential" envelopes. Use of electronic mail should be avoided unless proper encryption protocols are utilized.

V.     PENALTIES

Russell may report any suspected securities violations of insider trading to securities or regulatory authorities.

Penalties for trading in reliance on, or communicating to others who thereafter trade in reliance on, material, non-public information can be severe, both for the individuals involved and their employers. Such penalties can include, but are not necessarily limited to, termination of employment for "cause", fines and/or disgorgement of profits, and potential civil or criminal legal action.

         TAB 5 - PERSONAL SECURITIES ACCOUNTS AND TRANSACTION REPORTING

This section of the Code covers the policies and procedures for all ASSOCIATES in connection with establishing and maintaining a PERSONAL SECURITIES ACCOUNT ("PSA") including securities transaction and other reporting obligations. Terms used in this section are defined in the Glossary (Tab 13).

All Associates must report annually ALL securities in which they have a beneficial ownership interest, whether those securities are held in a PSA or are held directly by the Associate. Associates will be deemed to have fulfilled this reporting obligation as long as all PSAs, Securities Holdings, and Private Securities Transactions have been reported and approved as discussed below, and the CORPORATE COMPLIANCE DEPARTMENT is receiving duplicate transaction confirmations and monthly statements.

The Corporate Compliance Department will provide Associates annually with a copy of an "Associate Profile" that summarizes all reported PSAs, Private Securities Transactions, and other reporting information required by the Russell U.S. Code of Ethics.

I. REPORTING OF PERSONAL SECURITIES ACCOUNTS AND SECURITIES HELD DIRECTLY NEW ASSOCIATES (WITHIN 10 DAYS OF JOINING RUSSELL):

Associates are required to provide the Corporate Compliance Department with a listing of all PSAs and ALL securities beneficially owned or held, whether in a PSA or held directly by the Associate, WITHIN 10 DAYS OF AN ASSOCIATE BECOMING EMPLOYED WITH RUSSELL.

All Associates must report to the Corporate Compliance Department any EXISTING PSAs in which the Associate has a BENEFICIAL OWNERSHIP INTEREST. Such reports are to be made on the APPROVAL REQUEST FOR A PERSONAL SECURITIES ACCOUNT form that can be found in the Forms section (TAB 14) or on Russell InSite.

The Corporate Compliance Department will provide the FINANCIAL INSTITUTION maintaining the PSA, with the Associate carbon copied, a letter indicating that the Associate has Russell's permission to maintain the account. The letter will also direct the Financial Institution to forward duplicate transaction confirmations and monthly statements to a dedicated, confidential post office box maintained by the Corporate Compliance Department.

In addition, new Associates must provide a copy of the most recent monthly statement for all such PSAs; and in connection with securities held directly (example: stocks held in a safety deposit box), Associates must report those holdings on a SECURITIES HOLDINGS REPORT, which can be found in the Forms section (Tab 14).

Human Resources will collect all of these documents from new Associates and forward them immediately to the Corporate Compliance Department.

It is in the Associate's best interest to confirm that their Financial Institution has responded to the Corporate Compliance Department's requests. It is also the Associate's responsibility to notify the Corporate Compliance Department when they close a PSA so that their reporting obligations are kept current and accurate.

EXISTING ASSOCIATES:

All existing ASSOCIATES must also report, and receive prior approval for, any NEW PSAs they wish to open. Approval may be obtained by submitting an APPROVAL REQUEST FOR A PERSONAL SECURITIES ACCOUNT form to the CORPORATE COMPLIANCE DEPARTMENT.

The Corporate Compliance Department will provide the FINANCIAL INSTITUTION opening the PSA, with the Associate carbon copied, a letter indicating that the Associate has Russell's permission to maintain the account. The letter will also direct the Financial Institution to forward duplicate transaction confirmations and monthly statements to a dedicated, confidential post office box maintained by the Corporate Compliance Department.

In connection with securities held directly (example: stocks held in a safety deposit box), the Associate must report those holdings ANNUALLY on a SECURITIES HOLDINGS REPORT, which can be found in the Forms section (Tab 14).

It is in the Associate's best interest to confirm that their Financial Institution has responded to the Corporate Compliance Department's requests. It is also the Associate's responsibility to notify the Corporate Compliance Department when they close a PSA so that their reporting obligations are kept current and accurate.

ASSOCIATES LEAVING RUSSELL:

When an Associate leaves Russell, the Corporate Compliance Department will provide the Financial Institution maintaining the PSA, with the Associate carbon copied, a letter indicating that duplicate confirmations and statements are no longer required. It is in the former Associate's best interest to confirm that their Financial Institution has responded to the Corporate Compliance Department's requests.

II.    REPORTING OF PRIVATE SECURITIES TRANSACTIONS

PRIVATE SECURITIES TRANSACTIONS are those transactions that may occur outside an established market or securities account maintained with a broker/dealer, investment advisor or other financial institution and would include securities acquired through a gift or inheritance. Associates may not engage in any Private Securities Transactions without having received the prior written approval of the Corporate Compliance Department. Requests for approval may be made on the APPROVAL REQUEST FOR A PRIVATE SECURITIES TRANSACTION form that can be found in the Forms tab (Tab 14) or on Russell InSite. Any questions regarding such transactions should be directed to the Corporate Compliance Department.

Approval of such transactions will take into consideration the following:

- Whether the investment opportunity should be reserved for Russell or its clients;

- Whether the investment opportunity is being offered to an Associate by virtue of his or her position with Russell; and

- Whether the investment represents a potential conflict of interest with a Russell client.

Additionally, ASSOCIATES are required to disclose their interest in any such security to the senior manager of their respective business unit and the CORPORATE COMPLIANCE DEPARTMENT when that Associate plays a part in Russell's consideration of the issuer of that security(s) on behalf of Russell clients. Under such circumstances, any decisions regarding that issuer will be made by other Associates with no beneficial ownership interest in that issuer.

III.   TRADING OF AFFILIATED MUTUAL FUNDS

Associates are prohibited from engaging in short-term or frequent trading (also known as market timing) of any Russell AFFILIATED MUTUAL FUND. This prohibition extends to all accounts for which an Associate has a Beneficial Ownership Interest.

All Associates must report all transactions in Affiliated Mutual Funds to the Corporate Compliance Department. Associates investing in Frank Russell Investment Company Funds utilizing Russell's Employee Investment Program require no additional reporting. Associates executing trades in Affiliated Mutual Funds through accounts outside of the Russell Employee Investment Program must register such accounts with the Corporate Compliance Department using the Personal Securities Account form available in the Forms section (Tab 14) or on Russell InSite.

As of the date of this code, AFFILIATED MUTUAL FUNDS includes shares of the following fund families:

     -   Frank Russell Investment Company Funds

     -   Russell Investment Funds

     -   State Street Global Advisor Funds

IV.    APPROVAL OF SECURITIES TRANSACTIONS FOR ACCESS PERSONS

Associates who are deemed to be ACCESS PERSONS must seek prior approval of their COVERED SECURITIES TRANSACTIONS from the Corporate Compliance Department. (SEE TAB 13 - GLOSSARY for the definition of ACCESS PERSON and a listing of business units included within that definition.) Access Persons will be requested to provide the date of the transaction, whether the transaction is a buy or a sale, the name of the security and number of shares to be purchased or sold. Approvals of market order transactions are valid for the day they are given unless otherwise specified by the Corporate Compliance Department. Any transaction not executed must be RE-APPROVED before being entered on a subsequent day. "Good 'til canceled" orders will not require re-approval unless the Associate changes the terms of the order or withdraws the order and subsequently re-enters it with the FINANCIAL INSTITUTION at a later time.

All requests for approval of securities transactions may be obtained by calling Extension 4860 (or from outside at 253-573-4860). This is a dedicated telephone line maintained by the Corporate Compliance Department, which is monitored for transaction approval purposes and general compliance questions during normal business hours.

The Corporate Compliance Department performs a review of all Associate's duplicate transaction confirmations and statements, but in particular pays close attention to verifying that Access Persons have sought approval for and been granted permission for their personal securities transactions.

V.     RESTRICTIONS AND EXCEPTIONS UNDER PSA AND TRANSACTION REPORTING
       REQUIREMENTS

   1.  INITIAL PUBLIC OFFERINGS

   All ASSOCIATES are prohibited from acquiring any securities in an initial public offering, in order to preclude any possibility of profiting improperly from their positions on behalf of Russell. Associates are free to follow normal trading procedures in such securities as soon as the underwriting has terminated.

   2.  COVERED SECURITIES ON PREFERENTIAL TERMS OR ACCESS

   Associates are prohibited from soliciting or acquiring any Covered Securities on preferential terms or access where the terms or access are offered, arranged, provided or in any way affected by investment management or advisory firms, or securities dealing firms that undertake any activities that may be Associated with the business activities undertaken by Russell.

   3.  ACCOUNTS MAINTAINED BY AN INVESTMENT ADVISOR

   When an Associate has given an investment advisor the authority to purchase and sell securities in their account, without the Associate's prior knowledge or consent, the PSA is managed as a DISCRETIONARY ACCOUNT. All Associates may maintain discretionary PSAs as long as they comply with the reporting procedures described above in Section I.

   ACCESS PERSONS who maintain accounts managed on a discretionary basis are NOT required to seek approval of covered securities transactions, provided that the following conditions are met:

   - At the time such account is initially reported to the CORPORATE COMPLIANCE DEPARTMENT, the Associate will provide a copy of the executed discretionary advisory agreement with the APPROVAL REQUEST FOR A PERSONAL SECURITIES ACCOUNT form.
   - The Associate will provide the Corporate Compliance Department with an additional written representation that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor.
   - In the event that the Associate participates in any decision regarding purchases or sales in the account, that transaction must be submitted for approval from the Corporate Compliance Department as noted earlier in this section.
   - On an annual basis, the Associate will be required to provide a written representation to the Corporate Compliance Department that he or she has not participated in any purchase or sale decisions in the previous twelve months.

   4.  TRADING IN LICENSED DERIVATIVE PRODUCTS BASED ON A RUSSELL INDEX

   Russell Associates who are involved in the composition, computation, method of stock selection or data collection for the Russell Indexes are expressly prohibited by Russell from trading in any licensed derivative product based on a Russell Index.

   5.  EXEMPTED SECURITIES

   The reporting and approval requirements described above apply to any investment instrument categorized as a SECURITY. However, for purposes of the Code, the definition of "security" does not include the following:

   -   U.S. government securities

   -   Securities representing obligations of a foreign government

   -   Bankers' acceptances

   -   Bank certificates of deposit

   -   Commercial paper

   - High-quality, short-term debt instruments, including repurchase agreements

   -   Section 529 Plans

   - Shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except for shares of AFFILIATED MUTUAL FUNDS as noted above)

   As the foregoing investment instruments fall outside the definition of "SECURITY" as provided in the Glossary of the Code, ASSOCIATES are not required to report transactions or seek approval of transactions in these instruments.

       TAB 6 - OUTSIDE BUSINESS AFFILIATIONS, EMPLOYMENT, AND COMPENSATION

I.     GENERAL POLICY

No ASSOCIATE may maintain any outside business affiliations (directorships, governorships or trusteeships) with business organizations, outside employment, or receive compensation from any source, without PRIOR APPROVAL of their manager AND the CORPORATE COMPLIANCE DEPARTMENT. Requests for approval of all such affiliations must be made on the APPROVAL REQUEST FOR OUTSIDE BUSINESS AFFILIATION, EMPLOYMENT OR COMPENSATION form which can be found in the Forms section (TAB 14) or on Russell InSite. Termination of such affiliations must be reported to the Corporate Compliance Department.

II.    SERVICE AS A DIRECTOR

Associates may be asked to serve on the boards of directors of publicly traded companies as well as private companies. Such service carries with it certain risks and business considerations for Russell and, as such, should be strictly limited to those engagements that are specifically approved by Russell. Approval of service as a director will be based on a determination that:

     - Board service would be consistent with the interests of Russell and its clients; and

     - No conflict of interest exists with respect to the nature of the entity with which the Associate is a board member and the duties of the Associate within Russell. AssociateS serving on boards of directors of publicly traded companies must be especially mindful of Russell's policy on maintaining client confidentiality.

     - The determination whether an Associate shall be permitted to serve on the board of director of a publicly-traded or private company will be made jointly by Russell's Chief Executive Officer and its General Counsel.

III.   SERVICE ON THE BOARD OF CHARITABLE ORGANIZATIONS

Russell Associates generously provide their time, talents and monetary support to many worthy charitable and civic organizations in their communities. Russell is justifiably proud that many Associates also serve as officers, directors, trustees or fund-raisers for these organizations.

From time to time, these organizations may need to procure, either directly or indirectly, the services that Russell provides. In such cases, the Associate may expect to either provide those services on behalf of Russell; or be compensated by Russell as a result of the use of these services; or, be directed business by an unrelated service provider recommended by the Associate to the organization with which they are Associated.

For the benefit of the charitable organization, Russell and the ASSOCIATE, the following guidelines apply WHENEVER Russell is providing or is expected to provide services, directly or indirectly, to the organization with which the Associate is affiliated:

 1.  The Associate must disclose his or her employment by Russell;

 2. If the Associate expects to be compensated by Russell in connection with, or as a result of, the services provided by Russell or an unrelated service provider recommended by the Associate, the Associate must disclose this fact;

 3. If the Associate is a member of the body that decides whether to employ Russell or an unrelated service provider which is expected to utilize the services of Russell, the ASSOCIATE must abstain from participating in the selection of Russell or the service provider; and

 4. All of the foregoing must be memorialized in writing to the appropriate officer of the board of the charitable organization or in the minutes of the applicable meeting(s) of the governing body at which the selection is to be made.

                          TAB 7 - GIFTS & ENTERTAINMENT

I.     GENERAL POLICY

Giving or accepting gifts, hospitality, payments or preferential treatment to or from clients or vendors/suppliers of Russell may be a conflict of interest. Of course, ASSOCIATES acting in a non-business capacity may give or accept gifts motivated by family or personal relationships that exist outside of the company. However, if the giver or recipient is a client, a distributor of Russell's investment products, a vendor/supplier to Russell, or a money manager firm reviewed by Russell, the Associate should carefully consider the context of the exchange in order to avoid any appearance of bribery or other motive which could embarrass or expose to liability the Associate, Russell or Russell's clients or vendors/suppliers, or the money manager firms reviewed by Russell.

Where the Russell Associate is also an Associated person of one of Russell's NASD member brokerage firms (Russell Fund Distributors, Inc., Frank Russell Capital, Inc., or Frank Russell Securities), the Associate's giving and receiving of gifts and entertainment will be strictly governed by NASD Conduct Rules 2820 and 2830. These rules are designed to limit the manner in which members may pay or accept non-cash compensation for the sale or distribution of investment company securities and variable contracts. These rules, with limited exception, prohibit an Associated person from accepting compensation from any person other than the member firm with which the person is Associated. However, the rules do permit the receipt of certain DE MINIMUS types of non-cash compensation gifts and gratuities.

FOR THE PURPOSES OF THIS POLICY:

NASD ASSOCIATED PERSON is any person licensed with the NASD through one of Russell's brokerage firms as well as any officer or manager or other person engaged in the investment banking or securities business at Russell such that they indirectly or directly receive such non-cash compensation in connection with the sale or distribution of Russell's investment company securities - even if they are not directly involved in "point of sale" activities.

II.    PERSONS NOT ASSOCIATED WITH A NASD MEMBER FIRM

Accepting Gifts

It is Russell's policy that ASSOCIATES conduct business in a manner that makes it clear that their first loyalty is to Russell rather than to their personal benefit.

Associates who are not associated persons of one of Russell's NASD member firms (as described above) may accept gifts (other than cash or gift certificates) or acts of hospitality of reasonable value without violating the provisions of this policy. In most cases, a gift or act of hospitality of $100 or less will be considered to be of reasonable value and may be accepted, provided:

     - No effort is made to influence the intended recipient's professional judgment;

     - The intended recipient's judgment is not affected by acceptance of the gift or hospitality;

     -   The intended recipient has not solicited the gift or hospitality; and

     - The gift or hospitality offered is timely reported to the Compliance Department for review and approval on a case-by-case basis.

ASSOCIATES who are not NASD ASSOCIATED PERSONS of one of Russell's NASD member firms (as described above) should tactfully refuse/return a gift or act of hospitality with a fair market value of more than $100 unless to do so would embarrass the giver and/or prejudice a business relationship. If such a gift is accepted for business reasons it remains subject to reporting requirements and it will be dealt with in one of the following ways:

     - The Associate keeps the gift, but pays the amount of the gift's value in excess of $100.00 to a Russell sponsored charity, or

     - The Associate turns the gift over to the Compliance Department for donation to an appropriate Russell sponsored charitable organization.

Certain gifts and acts of hospitality are acceptable and not subject to the gift reporting provisions as long as they meet the criteria noted above. Such gifts or acts of hospitality are:

-    Meals, refreshments, travel arrangements or accommodations if:

     -   They are of reasonable value;

     - They are offered in the course of a meeting or other occasion for the purpose of providing an opportunity for a business discussion or to foster a better business relationship; and,

     - The expense incurred would have been paid by Russell as a reasonable business expense, had the other party not paid it.

- Advertising or promotional materials (items containing a company's name and/or logo) of reasonable DE MINIMUS value (typically, under $25.00) such as pens, pencils, notepads, key chains, calendars, tote bags, caps, and similar items;

- Discounts and rebates on merchandise or services that do not differ in nature or exceed those offered to other clients;

- Gifts of reasonable value that are presented in connection with commonly recognized events outside the boundaries of business relationships such as holidays, weddings, births of children, promotions, new jobs or retirements;

- Awards by civic, charitable, educational or religious organizations for recognition of services or accomplishments outside the scope of one's business activities; and

- Attendance at sporting events and other entertainment events at the expense of the giver, as long as the expense is reasonable, the attendance or entertainment is not so frequent nor so extensive as to raise any question of propriety, and both the Associate and the giver are present.

Giving Gifts

Giving or offering gifts or acts of hospitality to any Russell client, vendor/supplier or competitor with the intention of influencing the recipient's judgment in favor of Russell is prohibited.

Gifts or acts of hospitality may be offered if all of the following conditions apply:

-    No effort is made to influence the intended recipient's judgment;

- The value of the gift or hospitality is worth less than $100 (or, for non-U.S. offices, a reasonably comparable amount in local currency);

-    The gift is not in the form of cash or a gift certificate; and

- All gifts or acts of hospitality to clients or vendors/suppliers paid for by Russell are claimed on the standard expense report.

III.   PERSONS ASSOCIATED WITH A NASD MEMBER FIRM

NASD ASSOCIATED PERSONS of Russell's NASD member brokerage firms shall not directly or indirectly accept or make payments or offer to make payments of any such non-cash compensation other than by way of the exceptions under Conduct Rules 2820 and 2830. The following non-cash compensation is permitted with regard to the sale or distribution of investment company securities (E.G. open-end mutual funds):

     - Gifts that do not exceed the annual amount per person as set by the Board of Governors of the NASD - currently fixed at $100.00 per year;
     - An occasional meal, a ticket to a sporting event or the theatre or some comparable entertainment - provided that it is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on the achievement of a sales target;
     - Business development and educational enhancement items such as software packages containing fund data for broker use or prospecting lists - as long as the provision of these items is not preconditioned on the achievement of a sales target;
     - Gifts of a personal nature (wedding gifts, congratulatory gifts for the birth of a child, etc.) are not covered under the rules and are permissible;
     - Promotional items of a nominal value (typically, under $25.00) that display a corporate logo such as pens, pencils, notepads, key chains, calendars, tote bags, caps and similar items are not covered by the rules and are permissible.

In addition, ordinary and usual business entertainment provided by a member firm or its associated persons to the member firm's clients and their guests is also permissible under the NASD rules without regard to the strict $100.00 per individual per year limit regarding the giving of items of value. A member firm will not be bound by the $100.00 limit when hosting clients and their guests for an occasional meal, sporting event, theatre production or a comparable entertainment as long as the attendance or entertainment is neither so frequent nor extensive as to raise any question of propriety. A NASD ASSOCIATED PERSON of the member firm MUST personally be present hosting the business entertainment - otherwise the $100.00 limit will apply.

NASD Associated Persons will report all gifts received as described below. Any gifts over the $100.00 per year limit must either be refused/returned or - if returning or refusing the gift would embarrass the giver and/or prejudice a business relationship - turned over to the Compliance Department for donation to an appropriate Russell sponsored charitable organization.

IV.    ALL RUSSELL ASSOCIATES

ASSOCIATES ARE FURTHER PROHIBITED FROM:

-    Accepting gifts of cash or gift certificates in any amount;

- Soliciting for themselves or for a third party (other than Russell) anything of value from anyone in return for any business, service or confidential information;

ASSOCIATES should be especially sensitive to giving gifts to persons associated with ERISA (Employee Retirement Income Services Act) plans or other retirement funds, including municipal, state or federal government employee pension or retirement plans. Acceptance of such a gift might be deemed to be a use of plan assets to obtain a personal gain, which could expose both the recipient and Russell to legal action, public censure and financial penalties.

Associates should also be aware of the U.S. Foreign Corrupt Practices Act of 1977, which generally prohibits the payment of anything of value to a foreign official (including through an intermediary) for the purpose of obtaining or retaining business. Penalties for violations of the Act are severe, including potential criminal sanctions and fines in excess of $1 million. Even an investigation under the Act can adversely affect Russell's relations with clients and future foreign business. See TAB 8 - INTERNATIONAL BUSINESS ACTIVITIES POLICY (FCPA GUIDELINES) for further detail.

V.     GIFT REPORTING PROCEDURES

Associates must report in writing any gift received in a business context that does not qualify under the types of acceptable, non-reportable gifts noted above. These reports must be retained as formal records of non-cash compensation by the Associate's business unit / work group / department and copies of all reports must be delivered to the Compliance Department. These records will be retained for not less than the retention period mandated by the regulations under which the specific entity to which the Associate is reporting operates.

The report should contain the following:

-    The name of the recipient;

-    The name of the giver;

- The nature of the gift or act of hospitality given/received (E.G. whether the gift was given/received in connection with a sales incentive program, a training or education meeting, etc.);

-    The approximate market value of the gift or act of hospitality; and

-    The date the gift is given/received.

VI.    HONORARIA

Associates are frequently requested to speak at events sponsored by business, educational, civic, and charitable organizations. Such speaking engagements may involve Associates specifically as representatives of Russell, but also in a personal capacity as members of the organization or of the communities. Once again, Russell is proud of the fact that its Associates are sought after for participation in such events. In connection with such events, these organizations will frequently offer to pay an honorarium and/or reimburse the speaker for reasonable and customary travel expenses incurred in attending the event.

In order to address any potential conflicts of interest that may arise, ASSOCIATES are expected to notify the senior management of their respective business unit regarding ANY engagement that the Associate wishes to accept at which the Associate will be functioning as a representative of Russell, and to provide details of the subject of the speech and the intended audience. All speaking engagements in which the organization offers to pay an honorarium are deemed by Russell to be fully subject to this policy and, as such, require the prior written approval of the senior manager of the business unit AND the Compliance Department. In addition, approval of such activities is subject to the following:

     1. Honoraria offered for speaking engagements in which the Associate is serving specifically in her or his capacity as a representative of Russell may not be accepted and should be politely declined. Should the organization insist that the honorarium be accepted, the Associate may accept, but should advise the organization that the honorarium will become the property of Russell and/or be donated to Russell sponsored charitable organization.

     2. Any offers by an organization of a "speaker's gift" to an Associate serving in their capacity as a representative of Russell are subject to the U.S. Russell Gifts Policy as described in Sections II and III of this section.

     3. Honoraria or speakers gifts offered to an Associate who is serving in a wholly personal capacity and not as a representative of Russell may be retained by the Associate, provided that the organization providing the honoraria or gift is neither a client of, vendor or supplier to, or money manager reviewed by, Russell, in which case the limitations set forth in Sections II and III of this Section shall apply

                TAB 8 - INTERNATIONAL BUSINESS ACTIVITIES POLICY
                   (FOREIGN CORRUPT PRACTICES ACT GUIDELINES)

Russell's GLOBAL ASSOCIATES are strictly prohibited from bribing public officials. All of Russell's principal offices are located in countries which have adopted the Organization for Economic Co-operation and Development ("OECD") Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. The U.S. Foreign Corrupt Practices Act, as amended ("FCPA"), and laws in countries in which Russell operates, prohibit making any payment directly or indirectly, or any offer, authorization or promise to pay, anything of value (whether cash or otherwise) to government officials, political parties or candidates for public office for the purpose of improperly influencing their actions in order to obtain or retain business or to secure any other improper advantage. Any ASSOCIATE who becomes aware of apparent or potential violations or has any questions concerning the requirements of this policy should notify immediately their local compliance officer or the FCPA Compliance Coordinator.

To assist Russell in compliance with these laws, Russell Associates and business units are required to maintain accurate records of all financial transactions, including payments of commissions, consulting fees, service fees, facilitating payments and gratuities. Mislabeled or hidden transactions can result in liability for Russell under current law. Russell's existing financial policies and internal controls are intended to ensure that all such transactions are properly and fully recorded. Associates should raise any questions about proper recording of transactions with their local finance or compliance department or Russell's FCPA Compliance Coordinator.

For questions concerning FCPA requirements or other related questions, please contact Russell's FCPA Compliance Coordinator, Dave Griswold at (253)596-5381 or e-mail: dgriswold@russell.com.

                      TAB 9 - ANTI-MONEY LAUNDERING POLICY

All Russell GLOBAL ASSOCIATES are responsible for adhering to an Anti-Money Laundering ("AML") Policy and all procedures pertaining to such policy that may be adopted from time-to-time by Russell or any company of Russell. In addition, any Global Associate who develops a reasonable suspicion or presumption that any completed or proposed transaction involving Russell could be a violation of any laws or regulations must promptly report the facts and circumstances involving such situation to the local AML Officer and provide a written memorandum and any supporting documentation describing the matter.

For questions regarding the U.S. Anti-Money Laundering Policy or other related questions, please contact Russell's U.S. Anti-Money Laundering Officer, Andrew Tedesco, at (253) 591-3460 or email: atedesco@russell.com.

                TAB 10 - MANAGING POTENTIAL CONFLICTS OF INTEREST

I.      OVERVIEW

This section is designed to explain the principles, policies and procedures to be used by ASSOCIATES to manage potential conflicts of interest that might arise because the Company operates in multiple lines of business and may, from time-to-time, provide a wide variety of products and services to its clients. Only by maintaining the highest standards of business ethics can Russell sustain the trust and confidence of its clients.

II.     ALIGNMENT OF CLIENT INTERESTS

The objective of Russell's investment process is to recommend investment strategies that are designed to achieve above benchmark returns at managed levels of risk. Fundamental to achieving this goal is the delivery of objective investment advice and products. The underlying basis of Russell's investment advice and its multi-manager investment products is one of objectivity - investment managers are recommended to clients (or selected for inclusion in the Company's multi-manager investment products) based on wholly objective criteria without consideration of any past, present or possible future business or other relationships an investment manager may have with Russell or with any of Russell's affiliates. In this way Russell's business interests and the interests of its clients remain aligned.

III.    POTENTIAL FOR CONFLICTS

The potential for a conflict of interest exists if Russell's investment advice or recommendations, or any business activities of Russell, advanced Russell's interests at the expense of its client's interests. Examples of unacceptable activities that could, if permitted, create a potential conflict of interest include, but are not limited to the following:

     - Favoring investment managers who purchase Russell or Russell affiliates' products or services including, but not limited to, products of Russell/Mellon Analytical Services, LLC and Russell Implementation Services institutional trading services;
     - Recommending a Russell or Russell affiliate's investment product or service that may not be appropriate for the client;
     - Revealing confidential client information to facilitate the sale of other Russell or Russell affiliates' products or services;
     - Communicating changes in rankings of investment managers in advance to Russell investment portfolio management personnel; and
     - Compensating manager research analysts or consulting staff in a manner that could compromise their objectivity.

IV.     GENERAL PROCEDURES FOR MANAGING POTENTIAL CONFLICTS OF INTEREST

To ensure that potential conflicts are managed properly, Russell has implemented the following policies and procedures.

     1. Requiring that its employees maintain high ethical standards. An organization's integrity is the sum of the integrity of each of the individuals it employs.

     2. Documenting, circulating, educating about, and requiring employees to acknowledge adherence to this Code and, as required, other written policies and procedures.
     3. Implementing compensation policies and practices that align the interests of Russell's ASSOCIATES with those of its clients.
     4. Maintaining appropriate firewalls among the Company's business units to ensure that confidential client information is secure.
     5. Not permitting consulting staff to recommend or to sell other Russell or Russell affiliates' products or services to consulting clients. Consulting staff may periodically provide a client with general information about other Russell products or services that may be appropriate to that client's needs. Consulting clients who are interested in these other products and services should be referred by consulting staff to the appropriate business unit for further information.
     6. Maintaining confidential, non-public client information with a duty of care and with the best interests of the client being the paramount consideration.

V.      SPECIFIC POLICIES FOR MANAGING POTENTIAL CONFLICTS OF INTEREST

     1. Investment managers are not charged fees, or required to purchase any Russell or Russell affiliates' products or services, to be included in Russell's manager research database. The sole criterion for inclusion in Russell manager research activities is whether the manager has investment products that Russell's manager research analysts believe are likely to achieve above benchmark returns.
     2. New manager ranks, rank changes, and other manager evaluations are communicated as soon as practical to Russell's advisory clients. Prior to communication of changes in manager rankings, deliberations and discussions on a particular manager remain confidential.
     3. Firewalls are maintained between manager research activities and Russell's other business units such that analysts in manager research do not have access to data that shows the extent to which investment managers have business relationships with other Russell business units.
     4. Those client relationships that are spread across several business units may be managed by a designated "relationship manager" or "primary contact" whose duties include determining the Associates who are entitled to receive particular confidential client information in order to best serve the interests of that client, and ensuring that potential conflicts of interest are managed properly. Clients are encouraged to contact the relationship manager or primary contact directly if the client believes there is any real or perceived conflict of interest in the services being performed by Russell Associates.

VI.     PROCEDURES

     1. Upon being employed and annually thereafter, each Associate is required to read this Code and to return a signed acknowledgement to Russell's CORPORATE COMPLIANCE DEPARTMENT.
     2. Associates who are uncertain about the application of these principles, policies and procedures are required to discuss the particular circumstances with the associates listed under Section VIII following.
     3.  All members of Russell's management are responsible for:
             -   enforcing these policies and procedures; and
             - reviewing the continued suitability of these policies and procedures and recommending revisions as appropriate.
     4 If the need arises, Tab 2 (Ethical Standards) provides ASSOCIATES with multiple avenues to address unresolved issues, including those pertaining to potential conflicts of interest.

VII.    RUSSELL CLIENT RESPONSIBILITIES

Russell clients should be vigilant in the evaluation of advice, services and products delivered by Russell, or by any other supplier. Vigilance is fundamental to the fulfillment of their fiduciary responsibilities.

VIII.   ADDITIONAL INFORMATION

ASSOCIATES who wish additional information about Russell's Conflicts of Interest Policies and procedures should contact either:

     - Paul Reynolds, Managing Director, Institutional Investment Services, at 253-591-3491, or preynolds@russell.com; or

     - Monica Butler, Managing Director, U.S. Consulting, at 253-596-2417; or mbutler@russell.com; or

     - John Ilkiw, Director, Global Consulting Practices, at 253-573-4921, or jilkiw@russell.com; or

     - Brian Golob, Director, Business Operations IIS, at 253-573-4946, or bgolob@russell.com; or

     -   Karl Ege, General Counsel, at 253-591-3473; or kege@russell.com.

     - Dave Griswold, Director, Global Regulatory Policy, at 253-596-5381; or dgriswold@russell.com

            TAB 11 - USE OF COMPUTER RESOURCES AND INFORMATION ASSETS

I.      OVERALL CORPORATE POLICY

Information asset usage is governed by a corporate security policy and accompanying standards that delineate the terms and conditions for the usage of Russell's information assets, computer resources, and telecommunication systems--both voice and data. These state, in part, that all information and data stored on or transmitted over the Russell network system, and all transactional records generated by using this system, are the property of Russell and may be used by Russell for any purpose. Russell reserves the right to monitor, access, and disclose all activities and information on this system to appropriate Russell personnel and other persons. Without limitation, anyone using this system expressly consents to such monitoring, access or disclosure by Russell and is advised that if such actions by Russell reveal possible evidence of criminal activity, Russell may provide the evidence obtained through such monitoring, access or disclosure to law enforcement officials.

II.     SPECIFIC STANDARDS

In addition to the above, Russell's Information Systems Security Policy and Standards set forth specific computing resource and information asset usage standards which must be adhered to. Use of Russell's computer network, computing resources and information assets is intended for the express purpose of supporting Russell's business-related activities. Business units retain the authority to approve individual usage in line with the above-mentioned standards. These standards are specifically set forth in the usage agreement that all permanent employees and contractors are required to sign upon commencing employment. These standards and the complete policy statement on computing security, resource, and information asset usage can be found on the Russell Intranet site (InSite) under "At Your Service"..."IT Security Services" (http://intra3.russell.com/security). ALL permanent ASSOCIATES and contractors are REQUIRED to read and familiarize themselves with these standards and their intent.

                               TAB 12 - SANCTIONS

Any violation of the rules and requirements set forth in the Code may result in the imposition of such sanctions as Russell's General Counsel and senior management of Russell, as applicable, may deem appropriate under the circumstances. These sanctions can include, but are not limited to:

     -   removal or suspension from office;

     -   a letter of censure;

     - restitution to the appropriate member of Russell or client of Russell, as management deems appropriate; and/or

     -   termination of employment for "cause."

                                TAB 13 - GLOSSARY

ACCESS PERSONS.

- Russell Associates who are directors, officers or members of senior management of Russell;

-   Any Associate of Russell

         - who, in connection with his or her regular duties, makes, participates in, obtains, or involuntarily receives information regarding the purchase or sale of a security by any account or fund managed by, or client of Russell;

         - whose functions relate to the making of any recommendations with respect to such purchases or sales; or

         - whose functions give them access to money manager research data or any information of the sort available to the Associates described above; and

- Any other persons or departments that may be categorized as Access Persons by the Corporate Compliance Department. Access person shall not include disinterested trustees or directors of Russell or any affiliated investment company of Russell.

All persons performing the following functions or working in the following departments and/or business units are deemed to be Access Persons:

         -   Investment Management and Research

         -   Consulting

         -   Chairman/President's Office

         - Corporate Compliance Department and those who are in receipt of Russell's Corporate Watch list

         -   Frank Russell Capital

         -   Frank Russell Securities

         -   Legal Department

         -   Members of Russell's Executive and Operating Committees

         - Members of the Russell Index Policy and/or Russell Index Content Committees

         -   Members of Russell's Institutional Strategy Group

         -   Russell Real Estate Advisors

AFFILIATED MUTUAL FUND. As of the date of this code, the list of Affiliate Mutual Funds includes shares of the following fund families:

   -   Frank Russell Investment Company Funds
   -   Russell Investment Funds
   -   State Street Global Advisor Funds

ASSOCIATE: An associates of Russell's companies located in the United States.

BENEFICIAL OWNERSHIP INTEREST. An Associate or IMMEDIATE FAMILY member shall be considered to have a beneficial ownership interest in securities if the Personal Securities Account is registered in the Associate's name or immediate family member's name or if he or she obtains benefits from the account substantially equivalent to whole or partial, direct or indirect ownership. Associates and immediate family members are also deemed to have a Beneficial Interest in accounts in which they have control, directly or indirectly, to make investment decisions. Examples include, but are not limited to, accounts for trusts, partnerships and corporations in which an Associate or immediate family member maintains an interest or derives a benefit.

COMPLIANCE DEPARTMENT. Compliance associates located within the Corporate Legal Department as well as within the business units of Russell's U.S. companies.

CORPORATE COMPLIANCE DEPARTMENT. Compliance associates located within the Corporate Legal Department located in Tacoma, Washington, U.S.A.

CORPORATE LEGAL DEPARTMENT. All associates in the Legal, Corporate Compliance, Internal Audit and Records Management Departments locate at the corporate headquarters in Tacoma, Washington, U.S.A.

COVERED SECURITIES TRANSACTIONS. Transactions in the investment instruments included in the definition of "securities" given below and not specifically exempted from that definition either in the text of the Code or in the above-mentioned definition of "securities."

DISCRETIONARY ACCOUNTS. Accounts in which the client gives a broker-dealer, investment advisor, or other financial institution discretion as to the purchase or sale of securities or commodities, including selection, timing, and price to be paid or received. By so doing the client empowers the financial institution to buy and sell without the client's prior knowledge or consent, although the client may set broad guidelines for managing the account (e.g., limiting investments in blue chip stocks or banning investment in "sin" stocks).

DISINTERESTED TRUSTEE OR DIRECTOR. A disinterested trustee or director of the FRIC, RIF or SSgA Funds is a trustee or director who is not an interested trustee or director of the FRIC, RIF or SSgA Funds within the meaning of Section 2(a)(10) of the 1940 Act.

FINANCIAL INSTITUTION. See "PERSONAL SECURITIES ACCOUNT."

GLOBAL ASSOCIATES: All Associates of Russell located in its offices and subsidiaries world-wide.

GLOBAL COMPLIANCE DEPARTMENT. Russell's collective world-wide compliance staff, including the Compliance Department located at the corporate headquarters in Tacoma, Washington, U.S.A. and compliance associates located in Russell's non-U.S. offices (currently London, England; Sydney, Australia; Tokyo, Japan; Toronto, Canada).

IMMEDIATE FAMILY. Shall include spouse, minor children, dependents and other relatives who share the same residence as the Associate and depend on the Associate for support.

INSIDER. Includes officers, directors, trustees and employees of a company. Under current judicial interpretation, the company must reasonably expect a person to whom material, nonpublic information is disclosed to keep such information confidential, and the relationship between the company and such person must at least imply a duty of confidentiality before the person will be considered an insider. In addition, a person can be a temporary insider if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result of that relationship is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the Associates of such organizations. Any Russell entity may become a temporary insider of a company it advises or for which it performs other services. In such cases insider status would likely extend to all Associates of the Russell Company who are personally in possession of material, nonpublic information about the client company.

INSIDER TRADING. Trading in a security while in possession of material, nonpublic information (whether or not one is an insider) or communicating material, nonpublic information to others in connection with trading activity. Law concerning insider trading, like any law, is subject to change. Generally, insider trading law prohibits:

- Trading in securities of a company by an insider while in possession of material, nonpublic information relating to that company;

- Trading by a noninsider in the securities of a company while in possession of material, nonpublic information relating to that company, where the information either was:

     - disclosed to the noninsider in violation of an insider's duty to keep it confidential; or

     -   misappropriated by the noninsider; and

- Communicating material, nonpublic information to others not authorized to receive such information.

MATERIAL INFORMATION. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Associates should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger, acquisition, disposition, refinancing, restructuring, or other similar proposals or agreements; major litigation; liquidity problems; and extraordinary management developments.

NASD ASSOCIATED PERSON. Any person licensed with the NASD through one of Russell's brokerage firms as well as any officer or manager or other person engaged in the investment banking or securities business at Russell such that they indirectly or directly receive such non-cash compensation in connection with the sale or distribution of Russell's investment company securities - even if they are not directly involved in "point of sale" activities.

NEED TO KNOW. Generally, a need to know exists when an Associate REQUIRES such information in order to effectively perform his or her duties on behalf of clients (or prospective clients). A need to know does not exist simply because the information MAY help another individual or business unit in activities that are unrelated to performance of the particular services requested by the client.

NONPUBLIC INFORMATION. Information is nonpublic until it has been effectively communicated to the marketplace. Associates should consider all client information to be nonpublic unless it can be shown that the information has been previously publicly disclosed. Effective public disclosure of information implies that sufficient time has passed since public dissemination and that the information is known generally in the financial marketplace. For example, information found in a report filed with the SEC or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL, or other publications of general circulation would be considered public.

PERSONAL SECURITIES ACCOUNT ("PSA"). A securities trading account maintained by an Associate or a member of their immediate family with a broker-dealer, investment advisor, bank or other financial institution (collectively, "Financial Institutions").

PRIVATE SECURITIES TRANSACTION. A Private Securities Transaction is a transaction that may occur outside normal market facilities or outside a securities brokerage account and includes, but is not limited to: private placements, unregistered securities, private partnerships and investment partnerships.

RUSSELL. Refers collectively to Frank Russell Company ("Russell") and each of its subsidiaries and affiliates.

SECURITY. This term has the same meaning as that set forth in Section 2(a)(36) of the 1940 Act and includes commodities contracts as defined in Section 2(a)(1)(a) of the Commodity Exchange Act. So, GENERALLY SPEAKING, securities include the following: any note; stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; preorganization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a "security;" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Additionally, Security will also include shares of mutual funds which are affiliated with Russell. As of the date of this code, this includes shares of the following fund families:
     -   Frank Russell Investment Company Funds
     -   Russell Investment Funds
     -   State Street Global Advisor Funds

HOWEVER, FOR PURPOSES OF THIS CODE, SECURITIES DO NOT INCLUDE SECURITIES ISSUED BY THE GOVERNMENT OF THE UNITED STATES OR A FOREIGN GOVERNMENT; BANKERS' ACCEPTANCES; BANK CERTIFICATES OF DEPOSIT; COMMERCIAL PAPER; HIGH-QUALITY, SHORT-TERM DEBT INSTRUMENTS, INCLUDING REPURCHASE AGREEMENTS; SECTION 529 PLANS; AND SHARES OF OPEN-END INVESTMENT COMPANIES (MUTUAL FUNDS) REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 (EXCEPT AS NOTED ABOVE).

                                 TAB 14 - FORMS

       I.    ACKNOWLEDGMENT                                                              38
             (To be signed upon employment by new Associates)

      II.    APPROVAL REQUEST FOR A PERSONAL SECURITIES ACCOUNT                          39
             (Request approval to MAINTAIN or OPEN a PSA)

     III.    PERSONAL SECURITIES ACCOUNT CHANGE OR TERMINATION NOTICE                    40
             (Notice of CHANGE or TERMINATION of previously reported PSA)

      IV.    APPROVAL REQUEST FOR A PRIVATE SECURITIES TRANSACTION                       41
             (Request approval before making a private securities transaction)

       V.    SECURITIES HOLDINGS REPORT                                                  42
             (Report personally held securities, such as stock certificates)

      VI.    APPROVAL REQUEST FOR OUTSIDE BUSINESS AFFILIATION, EMPLOYMENT OR
             COMPENSATION                                                             43-44
             (Request approval for outside business affiliation)

                                 ACKNOWLEDGMENT


I, ________________________ , acknowledge that I have received the Frank Russell
   Printed Name

Company U.S. Code of Ethics (the "Code") dated July 2004. I have read the Code and understand its policies and provisions, and I agree to be bound by the terms and conditions set forth therein.

I further certify that I have reported all Personal Securities Accounts, all Private Securities Transactions, and all other reportable items required to be disclosed pursuant to the requirements of the Code.


By:
   -----------------------------------------------
   Signature

Print Name:_______________________________________

Dated:_____________________________________, 20___

Department Name:__________________________________

               APPROVAL REQUEST FOR A PERSONAL SECURITIES ACCOUNT

Associate Name:_____________________________________     Date:___________, 20___

Position:___________________________________________     Dept.:_________________

CHECK ONE:

/ / I hereby submit and request permission to MAINTAIN the following pre-existing Personal Securities Account. I understand that if my request is approved, I must comply with all provisions of the U.S. Code of Ethics with respect to Personal Securities Accounts. With this request, I am giving the Corporate Compliance Department the right to receive duplicate statements and trade confirmations for this account.

/ / I hereby request permission to OPEN a Personal Securities Account. I understand that I must comply with all provisions of the U.S. Code of Ethics with respect to Personal Securities Accounts. With this request, I am giving the Corporate Compliance Department the right to receive duplicate statements and trade confirmations for this account.

                                    NAME AND ADDRESS OF FINANCIAL INSTITUTION AND
   ACCOUNT NAME     ACCOUNT NO.     REGISTERED REPRESENTATIVE MAINTAINING ACCOUNT
   ------------     -----------     ---------------------------------------------



The above-listed Personal Securities Account is managed on a discretionary basis (see TAB 13 - GLOSSARY for definition) by my Financial Institution.
/ / Yes / / No


Signed:_____________________________________________     Date:___________, 20___

Please note that your financial institution maintaining the above account(s) will be directed to send duplicate trade confirmations and monthly statements to a private post office box, not Russell's regular mailing address, to ensure privacy.
********************************************************************************

TO BE COMPLETED BY THE ASSOCIATE'S MANAGER

ACKNOWLEDGED BY:

Manager:____________________________________________     Date:___________, 20___
********************************************************************************

CORPORATE COMPLIANCE DEPARTMENT USE ONLY

We have reviewed and approved this Personal Securities Account. A letter requesting duplicate trade confirmations and monthly statements has been mailed to the financial institution(s) noted above.

Reviewed by:________________________________________     Date:___________, 20___

            PERSONAL SECURITIES ACCOUNT CHANGE OR TERMINATION NOTICE

ASSOCIATE Name:_____________________________________     Date:___________, 20___

Position:___________________________________________     Dept.:_________________

CHECK ONE:

/ / I hereby notify the Corporate Compliance Department that the following Personal Securities Account previously reported by me has been changed (account number, broker name, etc.) With this request, I am giving the Corporate Compliance Department the right to continue receiving duplicate statements and trade confirmations for this account, as changed.


   ACCOUNT NAME         ACCOUNT NO.         NAME OF FINANCIAL INSTITUTION
   ------------         -----------         -----------------------------
                  OLD#:               OLD NAME:


                  NEW#:               NEW NAME:

The above-listed Personal Securities Account is managed on a discretionary basis by my Financial Institution. / / Yes / /] No

/ / I hereby notify the Corporate Compliance Department that the following Personal Securities Account has been closed and is no longer reportable. With this notification, I am informing the Corporate Compliance Department that this account is no longer subject to reporting requirements as documented in the Code of Ethics.

   ACCOUNT NAME         ACCOUNT NO.         NAME & ADDRESS OF FINANCIAL INSTITUTION
   ------------         -----------         ---------------------------------------



Signed:_____________________________________________     Date:___________, 20___


********************************************************************************

CORPORATE COMPLIANCE DEPARTMENT USE ONLY

We have reviewed and made appropriate adjustments to this Personal Securities Account.


Reviewed by:________________________________________     Date:___________, 20___

              APPROVAL REQUEST FOR A PRIVATE SECURITIES TRANSACTION


To:  Corporate Compliance Department

From:___________________________________ (Name)     _____________________(Title)

     ___________________________________ (Name of Department)

THE UNDERSIGNED REQUESTS APPROVAL OF THE FOLLOWING SECURITIES TRANSACTION:

Issuer:_________________________________ Is the Issuer a publicly traded company? / / Yes / / No

/ / Buy / / Sell / / Gift/Inheritance  Anticipated date of transaction:_________

Description of Securities:______________________________________________________

Number of shares/units:_____________   Cost/Proceeds:___________________________

Name of Person from whom I propose to purchase or to whom I propose to sell:____

To your knowledge, is this investment being offered to others? / / Yes / / No

Are you providing any service or advice to this Issuer? / / Yes / / No

If yes, please describe the service or advice:__________________________________

Signed:_____________________________________________  Date:___________, 20___

********************************************************************************
TO BE COMPLETED BY THE ASSOCIATE'S MANAGER

I have reviewed and approve this request for permission to engage in the Private Securities Transaction described. In connection with the request, I have the following comments:_____________________________________________________________

________________________________________________________________________________

Name of Manager (print):_________________________________


Signed:_____________________________________________  Date:___________, 20___

********************************************************************************
CORPORATE COMPLIANCE DEPARTMENT USE ONLY

To:_____________________________________ (Associate Requesting Approval)

Your request for permission to engage in the Private Securities Transaction described on this form has been approved. If any of the details of that transaction change, please advise the Corporate Compliance Department before the transaction is completed.


Reviewed by:_____________________________________     Date:___________, 20___

                           SECURITIES HOLDINGS REPORT

PLEASE USE THIS FORM TO REPORT SECURITIES HELD PERSONALLY OUTSIDE AN ESTABLISHED
                 BROKERAGE ACCOUNT ALREADY REPORTED TO RUSSELL.


Associate's Name:___________________________________     Hire Date:_____________


Position:___________________________________________     Dept.:_________________


   SECURITY NAME /      NUMBER OF         PRINCIPAL
       SYMBOL        SHARES (EQUITY)   AMOUNT (FIXED)    REGISTERED OWNER
   ---------------   ---------------   --------------    ----------------




Signed:_____________________________________________     Date:___________, 20___

********************************************************************************

CORPORATE COMPLIANCE DEPARTMENT USE ONLY

Reviewed and filed in Corporate Compliance file.


Reviewed by:________________________________________     Date:___________, 20___

               APPROVAL REQUEST FOR OUTSIDE BUSINESS AFFILIATION,
                           EMPLOYMENT OR COMPENSATION


No Associate may maintain any outside affiliations (e.g., officer or director, governor, trustee, etc.) with any business organization, outside employment, or receive compensation from any source without prior approval of the Associate's manager and the Corporate Compliance Department. Please provide the information requested below, sign and submit the form to your manager for approval. You will be informed if approval is granted.

To:   Corporate Compliance Department

From: _____________________________________(Name)   _____________________(Title)

      _____________________________________(Name of Department)

1. Organization with which you wish to become affiliated, organization or person by whom you wish to be employed or compensated:

   a. Name:_____________________________________________________________________

   b. Address:__________________________________________________________________

   c. Nature of business:_______________________________________________________

   d. Does the organization have publicly traded securities? / / Yes / / No

   e. If yes, where are they traded?____________________________________________

   f. Is the organization a client of Russell? / / Yes / / No

   g. If yes, in what capacity?_________________________________________________

2. State the nature of your proposed affiliation and employment, or the nature of the services for which you will be compensated, and briefly describe your duties:_________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

3. On what date will your proposed affiliation, employment or compensation begin?__________________________________________________________________________

4. a. Will you be compensated? / / Yes / / No
   b. If yes, how much?_____________________________

5. State the nature and extent of your financial interest, if any, in the organization:___________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                                                 Continued . . .

6. State the amount of time you will devote to the business and indicate whether you will devote any time to the business during normal working hours:___________

********************************************************************************
I, the undersigned, hereby request approval of the outside business affiliation, employment or compensation described herein.


Signed:_____________________________________________

Date:_______________________________________________, 20___


********************************************************************************
TO BE COMPLETED BY THE ASSOCIATE'S MANAGER

I have reviewed and approved this request for the outside business affiliation, employment or compensation described on this request. In connection with the request, I have the following comments:
________________________________________________________________________________
________________________________________________________________________________


Name of Manager (print):_________________________________

Signature:_______________________________________________

Date:____________________________________________________, 20___


********************************************************************************
CORPORATE COMPLIANCE DEPARTMENT USE ONLY

To:_____________________________________(Associate Requesting Approval)

The outside business affiliation, employment or compensation described above has been approved. Please advise your manager and the Corporate Compliance Department in writing if any of the information in this request changes materially.


Reviewed by:________________________________________

Date:_______________________________________________, 20___